Exhibit 99.1

Ever-Glory Received a Warning Letter from NYSE Regulations Regarding Failure to Obtain its Audit Committee’s Prior Approve of Certain Related Party Transactions

NANJING, China, October 7, 2013 /PRNewswire/ -- Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE MKT: EVK), a leading apparel supply chain manager and retailer based in China, today announced that, on October 1, 2013, it received a warning letter from the NYSE Regulation, Inc. as a result of the Company’s failure to have its Audit Committee review and approve certain related party transactions prior to entering into the transactions.

The Company’s Audit Committee did not review or approve certain related party transactions including the Company’s counter-guarantee to Jiangsu Ever-Glory International Enterprise Group Company, an entity majority owned and controlled by Mr. Yihua Kang, the Company’s Chairman, CEO and President prior to entering into the transactions. Section 120 of Exchange’s Company Guide (the “Company Guide”) requires that related party transactions must be subject to appropriate review and oversight by the company’s audit committee or a comparable body of the board of directors.  The Exchange has accordingly determined that the Company violated Section 120 of the Company Guide and issued the warning letter.

The Audit Committee and management of the Company are in the process of putting in place a procedure to better implement the Company’s related party transaction policy by timely identifying and submitting all related party transactions for the Audit Committee’s review and prior approval.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel Company listed on the American Stock Exchange (now called NYSE MKT), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."